Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Melody Carey

Rx Communications Group, LLC

Phone: (917) 322-2571

mcarey@RxIR.com

PharmAthene Reports Second Quarter 2015 Financial and Operational Results

ANNAPOLIS, MD – August 5, 2015 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological threats, today reported its financial and operational results for the second quarter of 2015.

For the three months ended June 30, 2015, PharmAthene recognized revenue of $1.1 million compared to $3.7 million for the corresponding period in 2014. The decrease was primarily due to an overall reduction in development activity in the Company’s biodefense programs, including the de-scoping of the SparVax® anthrax vaccine contract.

Research and development expenses in the second quarter of 2015 were $1.2 million compared to $2.4 million for the corresponding period in 2014. Research and development expenses decreased primarily as a result of reduced activity under the Company’s biodefense contracts, including the de-scoping of our SparVax® anthrax vaccine contract.

Expenses associated with general and administrative functions were $1.8 million in the second quarter of 2015 compared to $2.4 million for the same period in 2015. The decrease was primarily due to a reduction in labor and stock option expenses related to the Company’s realignment plan, the implementation of which reduced its workforce by approximately two-thirds.

For the second quarter of 2015, the Company reported a net loss of $2.3 million, or $0.04 per share, compared to a net loss of $0.4 million, or $0.01 per share, for the corresponding period in 2014.

At June 30, 2015, PharmAthene had cash and cash equivalents totaling $18.4 million compared to $18.6 million at December 31, 2014. U.S. Government billed and unbilled accounts receivable totaled $1.2 million at June 30, 2015, compared to approximately $0.4 million at December 31, 2014. The increase in receivables was mainly due to an increase in the amount due from the U.S. Government under the Company’s anthrax vaccine development contract with the National Institutes of Allergy and Infectious Diseases (NIAID). The sum total of cash and cash equivalents and U.S. Government accounts receivable at June 30, 2015 was $19.6 million compared to $19.1 million at December 31, 2014.

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During March 2015, the Company implemented its realignment plan and reduced its workforce by two-thirds in an effort to maximize the value of any proceeds from its litigation with SIGA and its existing biodefense assets. The Company expects its cost-saving initiatives will preserve and maximize cash and cash equivalents sufficient to finance its operations beyond the adjudication of the appeal of the decision of the Delaware Chancery Court awarding PharmAthene $195 million plus post-judgment interest. PharmAthene has maintained the resources necessary to execute under its current government contract with NIAID and to seek partners, co-developers or acquirers for its other biodefense programs.

About PharmAthene

Since 2001, PharmAthene has been a biodefense company engaged in the development of next generation medical countermeasures against biological and chemical threats. During this time, it has devoted substantial effort and resources to the development of medical countermeasures for the prevention and treatment of anthrax infection and the prevention of nerve agent poisoning. PharmAthene's biodefense portfolio includes Anthrax vaccines - including SparVax®, a second generation liquid recombinant protective antigen (rPA) anthrax vaccine, and a next generation lyophilized anthrax vaccine containing rPA.

On January 15, 2015, the Delaware Court of Chancery issued its Final Order and Judgment in PharmAthene’s litigation against SIGA. The Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA’s smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its recent SEC filings as “Tecovirimat”). In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. SIGA has filed a notice of appeal with the Delaware Supreme Court and PharmAthene has filed a notice of cross-appeal. The court’s determination of the final amount of the award, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court and PharmAthene’s ability to collect a monetary judgment from SIGA remains subject to that appeal and further proceedings in the Bankruptcy Court.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with our interest in the judgment relating to Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its recent SEC filings as “Tecovirimat”) (including the risk that we will not be able to collect any amounts related thereto); risks relating to our continuing ability to recognize cost reductions; risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding under our September 2014 contract with NIAID after we receive funding of approximately $5.2 million over the base period (if all technical milestones are met); risks associated with our common stock; risks associated with the GE Loan Agreement; risks associated with our net operating loss carryforwards, or NOLs; risks associated with delays caused by third parties challenging government contract awards to us; risks associated with unforeseen safety and efficacy issues; risks associated with our realignment plan; risks associated with accomplishing any future strategic partnerships or business combinations; risks associated with continuing funding requirements and dilution related thereto; risks relating to our ability to continue to satisfy the listing requirements of the NYSE MKT; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. On January 15, 2015, the Delaware Court of Chancery issued its Final Order and Judgment in PharmAthene’s litigation against SIGA. The Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA’s smallpox antiviral, Tecovirimat. In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. Under the Final Order and Judgment, PharmAthene is also entitled to post-judgment simple interest. PharmAthene’s entitlement to interest from and after SIGA’s bankruptcy filing (as described below) may be negatively impacted by the Bankruptcy Code. SIGA has filed a notice of appeal with the Delaware Supreme Court in which it challenges various findings of the Court of Chancery and seeks to set aside the Final Order and Judgment, and we have filed a notice of cross-appeal.

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As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances if and when PharmAthene will receive any payments from SIGA as a result of the decision. SIGA has stated publicly that it does not currently have cash sufficient to satisfy the award. It is also uncertain whether SIGA will have such cash in the future. PharmAthene’s ability to collect the Judgment depends upon a number of factors, including SIGA’s financial and operational success, which is subject to a number of significant risks and uncertainties (certain of which are outlined in SIGA’s filings with the SEC), as to which we have limited knowledge and which we have no ability to control, mitigate or fully evaluate. SIGA disclosed in its Current Report on Form 8-K filed April 29, 2015 that it entered into a modification to its contract with BARDA on April 29, 2015 to increase the provisional dosage of Tecovirimat and extend the delivery schedule. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, PharmAthene is automatically stayed from taking any enforcement action in the Delaware Court of Chancery. By agreement of the parties, and with the approval of the Bankruptcy Court, the automatic stay has been lifted for the sole purpose of allowing the Delaware Court of Chancery to enter a money judgment and to allow the parties to exercise their appellate rights. Our ability to collect a money judgment from SIGA, if any, remains subject to further proceedings in the Bankruptcy Court. Further, at this point, future government funding to support the development of rBChE and SparVax® is unlikely. Even if we received such funding, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. It is also uncertain whether any of our product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans.

Finally, PharmAthene can offer no assurances that it has correctly estimated the resources necessary to execute under its NIAID contract and seek partners, co-developers or acquirers for its other programs under its realignment plan. If a larger workforce or one with a different skillset is ultimately required to implement the realignment plan successfully, or if PharmAthene inaccurately estimated the cash and cash equivalents necessary to finance its operations until SIGA’s appeal has been adjudicated and it has received SIGA’s payment, if PharmAthene prevails on appeal, its business, results of operations, financial condition and cash flows may be materially and adversely affected.

Copies of PharmAthene's public disclosure filings are available on our website under the investor relations tab at www.PharmAthene.com.

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Tables Follow

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$18,411,839	$18,643,351
Billed accounts receivable	387,635	110,656
Unbilled accounts receivable	790,185	297,431
Prepaid expenses and other current assets	316,014	199,194
Total current assets	19,905,673	19,250,632

Property and equipment, net	308,256	325,772
Other long-term assets and deferred costs	53,384	53,384
Goodwill	2,348,453	2,348,453
Total assets	$22,615,766	$21,978,241

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$208,456	$391,396
Accrued expenses and other liabilities	1,904,387	1,195,412
Accrued restructuring expenses	790,617	-
Short-term debt	249,491	746,146
Other short-term liabilities	74,233	70,326
Current portion of derivative instruments	108,302	178,509
Total current liabilities	3,335,486	2,581,789

Other long-term liabilities	462,621	493,137
Derivative instruments, less current portion	481,747	629,170
Total liabilities	4,279,854	3,704,096

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 63,912,193 and 63,603,303 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	6,391	6,360
Additional paid-in-capital	239,490,378	238,780,633
Accumulated other comprehensive loss	-	(229,528)
Accumulated deficit	(221,160,857)	(220,283,320)
Total stockholders' equity	18,335,912	18,274,145
Total liabilities and stockholders' equity	$22,615,766	$21,978,241

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Contract revenue	$1,149,570	$3,658,933	$8,218,316	$7,401,458

Operating expenses:
Research and development	1,222,527	2,372,687	2,836,154	5,799,687
General and administrative	1,819,241	2,419,909	4,015,361	5,097,361
Restructuring expense	35,982	-	2,096,791	-
Depreciation	36,687	36,208	73,793	76,147
Total operating expenses	3,114,437	4,828,804	9,022,099	10,973,195

Loss from operations	$(1,964,867)	$(1,169,871)	$(803,783)	$(3,571,737)
Other income (expense):
Interest expense, net	(13,279)	(56,554)	(38,604)	(126,426)
Realization of cumulative translation adjustment	(229,192)	-	(229,192)	-
Change in fair value of derivative instruments	(120,615)	782,549	217,630	1,025,190
Other income (expense)	(1,911)	(1,912)	7,285	(1,550)
Total other income (expense)	(364,997)	724,083	(42,881)	897,214

Net loss before income taxes	(2,329,864)	(445,788)	(846,664)	(2,674,523)
Income tax (provision) benefit	(11,068)	6,668	(30,873)	(23,037)
Net loss	$(2,340,932)	$(439,120)	$(877,537)	$(2,697,560)

Basic and diluted net loss per share	$(0.04)	$(0.01)	$(0.01)	$(0.05)
Weighted average shares used in calculation of basic and diluted net loss per share	63,745,834	54,670,870	63,691,214	53,861,988

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